Exhibit 99.1

REALOGY REPORTS RESULTS FOR SECOND QUARTER 2008

Net Revenue of $1.4 Billion; EBITDA of $161 Million; and Net Loss of $27 Million

Senior Secured Leverage Ratio of 4.9x, in Compliance with

5.6x Allowable Ratio Under Credit Agreement

PARSIPPANY, N.J., Aug. 12, 2008 – Realogy Corporation, a global provider of real estate and relocation services, today reported results for the second quarter 2008. Specifically, second quarter 2008 net revenue totaled $1.4 billion; EBITDA was $161 million, and net loss was $27 million.

“In the midst of a very difficult housing market, Realogy remains focused on increasing productivity and reducing our operating costs to enhance our ability to manage through this protracted downturn and, ultimately, be well-positioned to capitalize on the real estate market when it recovers,” said Richard A. Smith, Realogy’s president and CEO. “We also continue to implement strategic growth initiatives that we believe will pay dividends for us over the long-term. Our launch of the Better Homes and Gardens Real Estate franchise system last month certainly speaks to our commitment to growth. We are proud of our accomplishments and the continued efforts of our management and employees to help guide the Company through this challenging economic environment.”

In line with the second-quarter reports issued by the National Association of Realtors (NAR) and Fannie Mae, Realogy’s year-over-year home sale transaction sides declined by 21 percent at the Realogy Franchise Group (RFG) and by 19 percent at NRT, the Company’s owned brokerage unit, during the three months ended June 30, 2008 compared to the same period in the prior year.

For the second quarter of 2008, RFG’s average home sales price decreased 5 percent and NRT’s average home sale price declined 8 percent compared to the same period in 2007. These price declines were driven by various factors, including high inventory levels, the increased prominence of short sale and foreclosure activity and, particularly as it relates to NRT, a relative shift in the mix of transactions from higher price ranges to lower- and middle-range homes. This shift is due in part to the constrained availability of jumbo mortgages for buyers in the higher price ranges.

Strategic and Operational Accomplishments

The Company highlighted the following recent accomplishments:

•

Realogy launched the Better Homes and Gardens® Real Estate brand on July 23 with the opening of its first franchise in northeast Pennsylvania and the unveiling of its Web site for consumers, www.bhgrealestate.com.

Realogy Reports Results for Second Quarter 2008

•

Net domestic franchise sales for Realogy’s leading brands – Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, ERA® and Sotheby’s International Realty® – totaled $171 million in gross commission income (GCI) for the second quarter of 2008, a year-over-year increase of 24 percent.

•	NRT maintained a 92 percent retention rate for the top two quartiles of its sales associates.

•

NRT’s REO division, REO Experts, which is the largest independent Real Estate Owned asset management company in the United States, saw its transaction volume of foreclosed properties nearly double to approximately 10,000 units in the second quarter of 2008 as compared to the second quarter of the prior year.

•	Cartus, our relocation services firm, added 43 new clients, including Procter & Gamble, Adidas, Halliburton and other leading firms.

•

Title Resource Group (TRG) continues to expand its lender channel business, working with various national lenders as their provider of settlement services, and to grow its underwriter channel business. According to a title industry report published in June, TRG ranked third among the Top 10 national underwriters based on net operating gain for the first quarter of 2008.

Covenant Compliance & Revolver Balance

As of June 30, 2008, the Company’s senior secured leverage ratio was 4.9 to 1. This is 0.7x below the maximum 5.6 to 1 ratio required for Realogy to be in compliance under its Credit Agreement. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt of $3.3 billion at June 30, 2008 and dividing it by the Company’s Adjusted EBITDA of $679 million for the 12 months ended June 30, 2008. (Please see Table 7 for a reconciliation of net loss to Adjusted EBITDA and Table 8 for the definition of non-GAAP financial measures.)

Realogy’s revolver balance as of June 30, 2008 was $205 million.

Investor Webcast

Realogy will hold a Webcast to review its second quarter 2008 results at 10:00 a.m. (EDT) on Thursday, August 14. The call will be hosted by Richard A. Smith, president and CEO, and Tony Hull, executive vice president, CFO and treasurer. Questions to be answered on the call should be submitted in advance to Investor.Relations@Realogy.com by 5:00 p.m. (EDT) on Wednesday, August 13.

The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site. A replay of the Webcast will be available at www.realogy.com from August 14 through August 28.

Realogy Reports Results for Second Quarter 2008

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 16,000 offices and 300,000 sales associates doing business in 92 countries around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) has approximately 13,000 employees worldwide. Realogy is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial debt leverage; continuing adverse developments in the residential real estate markets; a continuing drop in consumer confidence; adverse developments in general business, economic and political conditions, including the impact of a recession or a prolonged period of slow growth in the U.S. economy; changes in short-term or long-term interest rates or mortgage-lending practices, or any outbreak or escalation of hostilities on a national, regional or international basis; our ability to comply with the affirmative and negative covenants contained in our debt agreements; our failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions; our failure to maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Form 10-Qs for the quarters ended March 31, 2008 and June 30, 2008, and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Realogy Reports Results for Second Quarter 2008

The 2007 results for the three and six months ended June 30, 2007, which are set forth in the tables that accompany this press release and in our second quarter 2008 Form 10-Q have been reported on a pro forma combined basis. They have been prepared to give effect to the Company’s April 10, 2007 acquisition by Apollo Management, L.P. and the related financing transactions as if they had occurred on January 1, 2007 and combine the Company’s financial results for the predecessor period from the beginning of the period — January 1, 2007 or April 1, 2007 — through April 9, 2007, and the successor period, from April 10, 2007 through June 30, 2007.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Relations Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

# # #

(Tables to Follow)

Realogy Reports Results for Second Quarter 2008

Table 1

REALOGY CORPORATION AND THE PREDECESSOR

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Successor		Predecessor
	Three Months Ended June 30, 2008	Period from April 10 Through June 30, 2007	Period from April 1 Through April 9, 2007
Revenues
Gross commission income	$1,040	$1,295	$83
Service revenue	208	201	20
Franchise fees	91	115	9
Other	51	46	7

Net revenues	1,390	1,657	119

Expenses
Commission and other agent-related costs	685	863	54
Operating	422	409	46
Marketing	60	60	10
General and administrative	55	67	51
Former parent legacy costs (benefit), net	(7)	—	1
Separation costs	—	1	—
Restructuring costs	14	3	1
Merger costs	—	16	71
Depreciation and amortization	55	328	4
Interest expense	153	153	8
Interest income	(1)	(2)	(1)

Total expenses	1,436	1,898	245

Loss before income taxes and minority interest	(46)	(241)	(126)
Provision for income taxes	(19)	(93)	(49)
Minority interest, net of tax	—	1	—

Net loss	$(27)	$(149)	$(77)

Realogy Reports Results for Second Quarter 2008

Table 2

Realogy Corporation and the Predecessor

Unaudited Pro Forma Combined Statement of Operations

For the Three Months Ended June 30, 2007

(In millions)

	Predecessor	Successor				Successor
(In millions)	Period from April 1 Through April 9, 2007	Period from April 10 Through June 30, 2007	Transactions		Pro Forma Combined	Actual Results For the Three Months Ended June 30, 2008
Revenues
Gross commission income	$83	$1,295	$—		$1,378	$1,040
Service Revenue	20	201	9	(a)	230	208
Franchise fee	9	115	—		124	91
Other	7	46	—		53	51

Net revenues	119	1,657	9		1,785	1,390

Expenses
Commission and other agent related costs	54	863	—		917	685
Operating	46	409	2	(a)	457	422
Marketing	10	60	—		70	60
General and administrative	51	67	(45	) (b)	73	55
Former parent legacy costs (benefit), net	1	—	6	(a)	7	(7)
Separation costs	—	1	—		1	—
Restructuring costs	1	3	—		4	14
Merger costs	71	16	(87	) (c)	—	—
Depreciation and amortization	4	328	(278	) (d)	54	55
Interest expense	8	153	—		161	153
Interest income	(1)	(2)	—		(3)	(1)

Total expenses	245	1,898	(402)		1,741	1,436

Income (loss) before income taxes and minority interest	(126)	(241)	411		44	(46)
Provision for income taxes	(49)	(93)	156	(e)	14	(19)
Minority interest, net of tax	—	1	—		1	—

Net income (loss)	$(77)	$(149)	$255		$29	$(27)

(a)	Reflects the elimination of the negative impact of $9 million of revenue and $2 million of expense fair value adjustments for purchase accounting at the operating business segments primarily related to deferred revenue, referral fees, insurance accruals and fair value adjustments on at risk homes and $6 million of income related to a fair value adjustment for a legacy asset matter.
(b)	Reflects the elimination of $45 million of separation benefits payable to our former CEO upon retirement, the amount of which was determined as a result of a change in control provision in his employment agreement with the Company.
(c)	Reflects the elimination of $87 million of merger costs which are comprised primarily of $56 million for the accelerated vesting of stock based incentive awards granted by the Company, $25 million of employee retention and supplemental bonus payments incurred in connection with the Transactions and $6 million of professional costs incurred by the Company associated with the Merger.
(d)	Reflects the elimination of the amortization of pendings and listings of $278 million.
(e)	Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 38%. We expect our tax payments in future years, however, could vary from this amount.

Realogy Reports Results for Second Quarter 2008

Table 3

REALOGY CORPORATION AND THE PREDECESSOR

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Successor		Predecessor
	Six Months Ended June 30, 2008	Period from April 10 Through June 30, 2007	Period from January 1 Through April 9, 2007
Revenues
Gross commission income	$1,788	$1,295	$1,104
Service revenue	392	201	216
Franchise fees	164	115	106
Other	100	46	67

Net revenues	2,444	1,657	1,493

Expenses
Commission and other agent-related costs	1,171	863	726
Operating	851	409	489
Marketing	115	60	84
General and administrative	118	67	123
Former parent legacy costs (benefit), net	(1)	—	(19)
Separation costs	—	1	2
Restructuring costs	23	3	1
Merger costs	2	16	80
Depreciation and amortization	111	328	37
Interest expense	317	153	43
Interest income	(1)	(2)	(6)

Total expenses	2,706	1,898	1,560

Loss before income taxes and minority interest	(262)	(241)	(67)
Provision for income taxes	(102)	(93)	(23)
Minority interest, net of tax	—	1	—

Net loss	$(160)	$(149)	$(44)

Realogy Reports Results for Second Quarter 2008

Table 4

Realogy Corporation and the Predecessor

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2007

(in millions)

	Predecessor	Successor				Successor
(In millions)	Period from January 1 Through April 9, 2007	Period from April 10 Through June 30, 2007	Transactions		Pro Forma Combined	Actual Results For The Six Months Ended June 30, 2008
Revenues
Gross commission income	$1,104	$1,295	$—		$2,399	$1,788
Service Revenue	216	201	9	(a)	426	392
Franchise fee	106	115	—		221	164
Other	67	46	(2	) (b)	111	100

Net revenues	1,493	1,657	7		3,157	2,444

Expenses
Commission and other agent related costs	726	863	—		1,589	1,171
Operating	489	409	2	(a)	900	851
Marketing	84	60	—		144	115
General and administrative	123	67	(42	) (c)	148	118
Former parent legacy costs (benefit), net	(19)	—	6	(a)	(13)	(1)
Separation costs	2	1	—		3	—
Restructuring costs	1	3	—		4	23
Merger costs	80	16	(96	) (d)	—	2
Depreciation and amortization	37	328	(260	) (e)	105	111
Interest expense	43	153	126	(f)	322	317
Interest income	(6)	(2)	—		(8)	(1)

Total expenses	1,560	1,898	(264)		3,194	2,706

Income (loss) before income taxes and Minority interest	(67)	(241)	271		(37)	(262)
Provision for income taxes	(23)	(93)	103	(g)	(13)	(102)
Minority interest, net of tax	—	1	—		1	—

Net Income (loss)	$(44)	$(149)	$168		$(25)	$(160)

(a)	Reflects the elimination of the negative impact of $9 million of revenue and $2 million of expense fair value adjustments for purchase accounting at the operating business segments primarily related to deferred revenue, referral fees, insurance accruals and fair value adjustments on at risk homes and $6 million of income related to a fair value adjustment for a legacy asset matter.
(b)	Reflects the incremental borrowing costs for the period from January 1, 2007 to April 9, 2007 of $2 million as a result of the securitization facilities refinancings. The borrowings under the securitization facilities are advanced to customers of the relocation business and the Company generally earns interest income on the advances, which are recorded within other revenue net of the borrowing costs under the securitization arrangement.
(c)	Reflects (i) incremental expenses for the period from January 1, 2007 to April 9, 2007 in the amount of $3 million representing the estimated annual management fee to be paid by Realogy to Apollo, and (ii) the elimination of $45 million of separation benefits payable to our former CEO upon retirement, the amount of which was determined as a result of a change in control provision in his employment agreement with the Company.
(d)	Reflects the elimination of $96 million of merger costs which are comprised primarily of $56 million for the accelerated vesting of stock based incentive awards granted by the Company, $25 million of employee retention and supplemental bonus payments incurred in connection with the Transactions and $15 million of professional costs incurred by the Company associated with the Merger.

Realogy Reports Results for Second Quarter 2008

(e)	Reflects an increase in amortization expenses for the period from January 1, 2007 to April 9, 2007 resulting from the values allocated on a preliminary basis to our identifiable intangible assets, less the amortization of pendings and listings. Amortization is computed using the straight-line method over the asset’s related useful life.

(In millions)	Estimated fair value	Estimated useful life	Amortization
Real estate franchise agreements	$2,019	30 years	$33
Customer relationships	467	10-20 years	13

Estimated annual amortization expense			46
Less:
Amortization expense recorded for the items above			(28)
Amortization expense for non-recurring pendings and listings			(278)

Pro forma adjustment			$(260)

(f)	Reflects incremental interest expense for the period from January 1, 2007 to April 9, 2007 in the amount of $126 million related to the indebtedness incurred in connection with the Merger which includes $6 million of incremental deferred financing costs amortization and $2 million of incremental bond discount amortization relating to the senior notes, senior toggle notes and senior subordinated notes.

For pro forma purposes we have assumed a weighted average interest rate of 8.32% for the variable interest rate debt under the term loan facility and the revolving credit facility, based on the 3-month LIBOR rate as of June 30, 2007. This variable interest rate debt is reduced to reflect the $775 million of floating to fixed interest rate swap agreements. The adjustment assumes straight-line amortization of capitalized financing fees over the respective maturities of the indebtedness.

(g)	Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 38%. We expect our tax payments in future years, however, could vary from this amount.

Realogy Reports Results for Second Quarter 2008

Table 5

Q2 and YTD 2008 Recap of Key Business/Revenue Drivers and Operating Statistics

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Real Estate Franchise Services (a)
Closed homesale sides	282,333	355,331	(21)%	491,646	634,567	(23)%
Average homesale price	$221,351	$233,610	(5)%	$218,351	$232,121	(6)%
Average homesale broker commission rate	2.52%	2.49%	3 bps	2.51%	2.49%	2 bps
Net effective royalty rate	5.10%	5.01%	9 bps	5.08%	5.02%	6 bps
Royalty per side	$294	$300	(2)%	$289	$299	(3)%

Company Owned Real Estate Brokerage Services
Closed homesale sides	79,823	98,574	(19)%	133,871	172,445	(22)%
Average homesale price	$497,203	$540,555	(8)%	$509,059	$537,590	(5)%
Average homesale broker commission rate	2.48%	2.48%	—	2.47%	2.47%	—
Gross commission income per side	$12,981	$13,925	(7)%	$13,322	$13,858	(4)%

Relocation Services
Initiations	42,636	43,121	(1)%	75,469	73,958	2%
Referrals	20,922	24,906	(16)%	34,854	42,705	(18)%

Title and Settlement Services
Purchase title and closing units	32,938	40,384	(18)%	56,947	72,391	(21)%
Refinance title and closing units	10,504	10,478	—	21,775	20,159	8%
Average price per closing unit	$1,535	$1,500	2%	$1,485	$1,481	—

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Second Quarter 2008

Table 6

Selected Quarterly Financial Data

(In millions)

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008
Revenue:
Real Estate Franchise Services	$152	$185
Company Owned Real Estate Brokerage Services	770	1,062
Relocation Services	108	124
Title and Settlement Services	81	94
Corporate and Other (c)	(57)	(75)

EBITDA (a) (b)
Real Estate Franchise Services	$80	$109
Company Owned Real Estate Brokerage Services	(60)	26
Relocation Services	—	23
Title and Settlement Services	(2)	5
Corporate and Other (c)	(14)	(2)

(a)	EBITDA is defined as net income before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for securitization assets and securitization obligations), income taxes and minority interest, each of which is presented on our Condensed Consolidated Statements of Operations.
(b)	EBITDA includes Former Parent Legacy Costs (Benefits), Separation Costs (Benefits), Restructuring Costs, and Merger Costs as follows ($ In Millions):

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008
Real Estate Franchise Services	$—	$—
Company Owned Real Estate Brokerage Services	9	13
Relocation Services	—	—
Title and Settlement Services	—	1
Corporate and Other	7	(7)

(c)	Includes unallocated corporate overhead and the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $75 million and $57 million during the three months ended June 30, 2008, and March 31, 2008, respectively.

Realogy Reports Results for Second Quarter 2008

Table 7

EBITDA and Adjusted EBITDA for the 12 months ended June 30, 2008

A reconciliation of net loss to Adjusted EBITDA for the twelve months ended June 30, 2008 is set forth in the following table:

	For the Twelve Months Ended June 30, 2008
Net loss (a)	$(807)
Minority interest, net of tax	1
Provision for income taxes	(448)

Loss before income taxes and minority interest	(1,254)
Interest expense (income), net	651
Depreciation and amortization	285

EBITDA	(318)
Covenant calculation adjustments:
Merger costs, restructuring costs, separation costs, and former parent legacy costs (benefit), net (b)	99
2007 impairment of intangible assets and goodwill (c)	667
Pro forma cost savings for 2007 restructuring initiatives (d)	20
Pro forma cost savings for 2008 restructuring initiatives (e)	20
Pro forma effect of business optimization initiatives (f)	82
Non-cash charges (g)	45
Non-recurring fair value adjustments for purchase accounting (h)	15
Pro forma effect of NRT acquisitions and RFG acquisitions and new franchisees (i)	15
Apollo management fees (j)	14
Proceeds from WEX contingent asset (k)	11
Incremental securitization interest costs (l)	5
Better Homes and Gardens Real Estate start up costs	4

Adjusted EBITDA	$679

Total senior secured net debt (m)	$3,328
Senior secured leverage ratio	4.9	x

(a)	Net loss consists of a loss of: (i) $55 million for the third quarter of 2007; (ii) $593 million for the fourth quarter of 2007; (iii) $132 million for the first quarter of 2008 and (iv) $27 million for the second quarter of 2008.
(b)	Consists of $9 million of merger costs, $56 million of restructuring costs, $5 million of separation benefits paid to our former CEO upon retirement, $3 million of separation costs and $25 million of former parent legacy costs.
(c)	Represents the non-cash adjustment for the 2007 impairment of goodwill and unamortized intangible assets.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2007. From this restructuring, we expect to reduce our operating costs by approximately $58 million on a twelve month run-rate basis and estimate that $38 million of such savings were realized from the time they were put in place (primarily in the fourth quarter of 2007) through June 30, 2008. The adjustment shown represents the impact the savings would have had on the period from July 1, 2007 through the time they were put in place, had those actions been effected on July 1, 2007.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first six months of 2008. From this restructuring, we expect to reduce our operating costs by approximately $24 million on a twelve month run-rate basis and estimate that $4 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from July 1, 2007 through the time they were put in place, had those actions been effected on July 1, 2007.
(f)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs including: (i) $29 million related to the exit of the government at-risk homesale business; (ii) $17 million related to the elimination of the 401(k) employer match; (iii) $17 million related to the renegotiation of NRT contracts; and other initiatives

Realogy Reports Results for Second Quarter 2008

(g)	Represents the elimination of non-cash expenses including $36 million for the change in the allowance for doubtful accounts and reserve for development advance notes and promissory notes from July 1, 2007 through June 30, 2008, $7 million of stock based compensation expense.
(h)	Reflects the adjustment for the negative impact of $15 million of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred revenue, referral fees, insurance accruals and at-risk homes for the twelve months ended June 30, 2008.
(i)	Represents the estimated impact of acquisitions made by NRT and RFG acquisitions and new franchisees as if they had been acquired or signed on July 1, 2007. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of July 1, 2007.
(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended June 30, 2008.
(k)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. WEX is required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us.
(l)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended June 30, 2008.
(m)	Represents total borrowings under the senior secured credit facility, including the revolving credit facility, of $3,343 million plus $14 million of capital lease obligations less $29 million of readily available cash as of June 30, 2008.

Realogy Reports Results for Second Quarter 2008

Table 8

Definitions

EBITDA is defined as net income before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes and minority interest. Adjusted EBITDA is calculated by adjusting EBITDA by the items described above. We believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. EBITDA and Adjusted EBITDA are measures used by our management, including our chief operating decision maker, to perform such evaluation, and are factors in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with U.S. generally accepted accounting principles. Our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net loss is included in the table above.

We believe EBITDA and Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. In addition, Adjusted EBITDA as presented in this table corresponds to the definition of “Adjusted EBITDA” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the notes to test the permissibility of certain types of transactions, including debt incurrence.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these EBITDA measures do not reflect changes in, or cash requirement for, our working capital needs;

•

these EBITDA measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	these EBITDA measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•

Adjusted EBITDA includes pro forma cost savings and the pro forma twelve month effect of NRT acquisitions and RFG acquisitions/new franchisees as well as the pro forma twelve month effect of certain cost cutting and business optimization activities. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods;

•	these EBITDA measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.